Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-86842, 333-68291, 333-68283, 333-75953, 333-78699, 333-76823, 333-81475, 333-80815, 333-75951, 333-36894, 333-73718 and 333-120793) and Forms S-8 (Nos. 333-42015, 333-78779, 333-90042 and 333-100214) of AMB Property Corporation of our reports dated December 21, 2004 relating to the historical summaries of revenues and certain expenses of International Airport Center - Boston Marine, International Airport Center - LAX Gateway, International Airport Center - JFK A-C, AMB Tri-Port Distribution Center and AMB Turnberry Distribution, which appear in the Current Report on Form 8-K of AMB Property Corporation dated December 16, 2004.

PricewaterhouseCoopers LLP
San Francisco, California
January 10, 2005